As Filed With the Securities and Exchange Commission on June 7, 2010
     Registration No. 333-153627

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Dialysis Corporation of America
(Exact name of registrant as specified in its charter)

Florida	59-1757642
(State or other jurisdiction of	(I.R.S Employer
incorporation or organization)	Identification No.)

1302 Concourse Drive, Suite 204
Linthicum, Maryland	21090
(Address of Principal Executive Offices)	(Zip Code)
1999 Stock Incentive Plan of Dialysis Corporation of America
(Full title of the plan)

Thomas L. Weinberg
Vice President, Secretary
Dialysis Corporation of America
1302 Concourse Drive, Suite 204
Linthicum, Maryland 21090
(410) 694-0500
(Name, address, and telephone number, including area code, of agent for service)
With a copy to:
James R. Griffin, Esq.
Fulbright & Jaworski L.L.P.
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201-2784
(214) 855-8000

     Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES
This Post-Effective Amendment No. 1 (this “Amendment”) relates to the Registration Statement on Form S-8, File No. 333-153627 (the “Registration Statement”) of Dialysis Corporation of America, a Florida corporation (the “Company”), which was filed with the Securities and Exchange Commission (the “Commission”) and became effective on September 23, 2008. The Registration Statement registered 721,654 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), consisting of 596,654 shares available for issuance as future option grants and stock awards under the 1999 Stock Incentive Plan of the Company (the “Incentive Plan”), and 125,000 shares of the common stock issuable under options granted to three directors, two officers, and one key employee pursuant to the Incentive Plan.
On June 3, 2010, the Company completed its merger (the “Merger”) with Urchin Merger Sub, Inc. (“Merger Sub”), a Florida corporation and a wholly owned subsidiary of U.S. Renal Care, Inc. (“USRC”), a Delaware corporation, whereby Merger Sub merged with and into the Company with the Company continuing as the surviving corporation in the Merger as a direct wholly owned subsidiary of USRC. The Merger was effected pursuant to the Agreement and Plan of Merger, dated as of April 13, 2010, by and among USRC, Merger Sub, and the Company.
As a result of the Merger, the Company has terminated any offering of the Company’s securities pursuant to the Registration Statement. The Company is filing this Amendment for the sole purpose of terminating the Registration Statement and deregistering any unissued shares of Common Stock previously registered under the Registration Statement and issuable under the Incentive Plan. The Company hereby removes from registration any and all unissued shares of Common Stock registered under the Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on June 4, 2010.

Dialysis Corporation of America
By:	/s/ Thomas L. Weinberg
Thomas L. Weinberg
Vice President, Secretary

     Pursuant to the requirements of the Securities Act of 1933, the following persons, in the capacities indicated on June 4, 2010, signed this Amendment to the Registration Statement.

Signature	Title	Date

/s/ J. Christopher Brengard	President and Director	June 4, 2010
J. Christopher Brengard	(Principal Executive Officer)

/s/ James D. Shelton	Vice President, Treasurer and Director	June 4, 2010
James D. Shelton	(Principal Financial and Accounting Officer)

/s/ Thomas L. Weinberg	Director	June 4, 2010
Thomas L. Weinberg